Exhibit 10.7

AMENDMENT NO. 4

TO

OYO GEOSPACE CORPORATION

1997 KEY EMPLOYEE STOCK OPTION PLAN

This Amendment No. 4 to OYO Geospace Corporation 1997 Key Employee Stock Option Plan (the “Key Employee Plan”) amends the Key Employee Plan as follows:

Section 4.2 of the Key Employee Plan is amended to read in its entirety as follows:

“4.2 DEDICATED SHARES. The total number of shares of Stock with respect to which awards may be granted under the Plan shall be 1,125,000. The shares may be treasury shares or authorized but unissued shares. The total number of shares of Stock with respect to which Incentive Options may be granted under the Plan shall not exceed 1,125,000. The total number of shares of Stock with respect to which Nonqualified Options may be granted under the Plan shall not exceed 1,125,000. The total number of shares of Stock with respect to which Stock Awards may be granted under the Plan shall not exceed 1,125,000. The maximum number of shares of Stock with respect to which Incentive Options may be granted to any Employee under the Plan during any calendar year is 400,000. The maximum number of shares of Stock with respect to which Nonqualified Options may be granted to any Employee under the Plan during a calendar year is 400,000. Notwithstanding anything in the preceding two sentences of this Section 4.2 to the contrary, the number of shares of Stock granted to an Employee under the Plan during a calendar year with respect to Incentive Options and Nonqualified Options may not exceed 400,000 shares in the aggregate. The number of shares stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5.

In the event that any outstanding Option or Stock Award shall expire or terminate for any reason or any Option or Stock Award is surrendered, the shares of Stock allocable to the unexercised portion of that Option or Stock Award may again be subject to an Option or Stock Award under the Plan.”